Exhibit 10.2

WADDELL & REED FINANCIAL, INC.

RESTRICTED STOCK AWARD AGREEMENT

WADDELL & REED FINANCIAL, INC., a corporation organized and existing under the laws of the state of Delaware (or any successor corporation) (the “Company”), does hereby grant and give unto            (the “Awardee”), an award of restricted shares of Company Class A common stock (the “Restricted Stock”) upon the terms and conditions hereinafter set forth (the “Award”).

AUTHORITY FOR GRANT

1.             Stock Incentive Plan.  The Restricted Stock is granted under the provisions of the Waddell & Reed Financial, Inc. 1998 Stock Incentive Plan, as amended and restated (the “Plan”), and is subject to the terms and conditions set forth in this Restricted Stock Award Agreement (the “Agreement”) and not inconsistent with the Plan.  Capitalized terms used but not defined herein shall have the meaning given them in the Plan, which is incorporated by reference herein.

TERMS OF AWARD

2.             Number of Shares.  In consideration of future services to the Company, the Awardee is hereby granted            shares of Restricted Stock (the “Shares”) of the Company’s Class A common stock, par value $.01 (the “Stock”) on                           , 20       (the “Grant Date”), subject to repurchase of a portion thereof by the Company pursuant to Section 13 below.

3.             Restrictions; Forfeiture.  The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until its restrictions are removed or expire.  The Restricted Stock may be forfeited to the Company pursuant to Sections 5(b) and 8, at which time the Company shall have the right to instruct the Company’s transfer agent to transfer the Restricted Stock to the Company to be held by the Company in treasury or by any designee of the Company.

4.             Expiration of Restrictions and Risk of Forfeiture.  The restrictions and risk of forfeiture for the Restricted Stock will expire as set forth in this Section 4, as of the vesting dates set forth in this Section 4, provided that (a) Awardee is an employee of the Company, a Subsidiary or an Affiliate continuously from the Grant Date through the applicable vesting date, and (b) the restrictions and risk of forfeiture have not previously expired pursuant to this Agreement.

Percentage of Shares Vesting	Vest Date

33 1/3%	, 20
33 1/3%	, 20
33 1/3%	, 20

TERMINATION OF AWARD

For purposes of the following Sections, all references to termination of employment shall be construed to mean termination of all service relationships with the Company and its Subsidiaries and Affiliates, including employees, independent contractors and consultants; however, nothing in this Agreement or the Plan shall be construed to create or continue a common law employment relationship with any individual characterized by the Company, a Subsidiary or an Affiliate as an independent contractor or consultant.

5.             Termination of Employment.

(a)           Termination of Employment Due to Death or Disability.  If an Awardee’s employment with the Company or any of its Subsidiaries or Affiliates terminates by reason of death or Disability, the restrictions and risk of forfeiture with respect to the Restricted Stock which have not expired shall immediately lapse and all shares of the Restricted Stock shall be deemed fully vested and nonforfeitable.

(b)           Termination of Employment Other Than Due to Death or Disability.  If an Awardee’s employment with the Company or any of its Subsidiaries or Affiliates terminates for a reason other than death or Disability, the shares of Restricted Stock for which the restrictions and risk of forfeiture have not expired as of the date of termination shall be immediately forfeited without further action by the Company; provided, however, that the portion, if any, of those shares of Restricted Stock for which the restrictions and risk of forfeiture have expired as of the date of such termination shall not be forfeited.

6.             Change in Control or Potential Change in Control of the Company.  In the event of (a) a Change in Control, unless otherwise determined by the Committee in writing at or after the Grant Date, but prior to the occurrence of such Change in Control, or (b) a Potential Change in Control, if and to the extent so determined by the Committee in writing at or after the Grant Date (subject to any right of approval expressly reserved by the Committee at the time of such determination), the restrictions with respect to the Restricted Stock shall lapse and such shares shall be deemed fully vested and nonforfeitable.

7.             No Limitation on Excess Parachute Payments.  The provisions of Section 13 of the Plan regarding the payment of any “Excess Parachute Payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, shall not apply to this Agreement.

8.             Section 83(b) Election.  The Awardee acknowledges that this Award is conditioned upon Awardee’s agreement that Awardee will forgo any rights Awardee has to make an election under section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Restricted Stock (an “83(b) Election”).  In the event that Awardee makes a timely 83(b) Election with respect to the Restricted Stock all shares of Restricted Stock subject to this Agreement shall be immediately forfeited as of the Grant Date without further action of the Company.

GENERAL TERMS AND PROVISIONS

9.             Administration of Award.  The Restricted Stock shall be maintained in a book-entry account (the “Account”) by and at the Company’s transfer agent until the restrictions associated with such Restricted Stock expire pursuant to Sections 4, 5, 6 or 8.  The Awardee shall execute and deliver to the transfer agent one or more stock powers in blank for the Restricted Stock.  The Awardee hereby agrees that the transfer agent shall maintain such Account and the related stock power(s) pursuant to the terms of this Agreement until such restrictions expire pursuant to Sections 4, 5, 6 or 8.

10.           Ownership of Restricted Stock.  From and after the time that the Account representing the Restricted Stock has been activated and prior to forfeiture, the Awardee will be entitled to all the rights of absolute ownership of the Restricted Stock, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.  Dividends paid in stock of the Company or stock received in connection with a Stock split with respect to the Restricted Stock shall be subject to the same restrictions as on such Restricted Stock.  The shares of Restricted Stock subject to this Award are not eligible to be enrolled in any dividend re-investment program until the restrictions thereon expire.

11.           Adjustment of Shares for Recapitalization, Etc.  In the event there is any change in the outstanding Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Stock theretofore appropriated or thereafter subject, or which may become subject, to this Award, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.  Adjustment under the preceding provisions of this Section 11 will occur automatically upon any such change in the outstanding Stock of the Company.  No fractional interest will be issued under the Plan on account of any such adjustment.

12.           Conditions to Delivery of Stock and Registration.  Nothing herein shall require the Company to issue or the transfer agent to deliver any shares with respect to the Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect; or (b) the withholding obligation as provided in Section 13 of this Agreement has not been satisfied.  From time to time, the Board and appropriate officers of the Company are authorized to and shall take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

13.           Payment of Taxes.  The delivery of shares of Stock pursuant to this Award is conditioned upon satisfaction of any withholding obligation described in this Section 13.  The Awardee may be required, from time to time, in the Company’s discretion, to pay to the Company (or any Subsidiary or Affiliate as applicable), the amount that the Company deems necessary to satisfy the Company’s or its Subsidiary’s or Affiliate’s current or future obligation to withhold federal, state or local income or other taxes incurred by the Awardee as a result of the

Award.  With respect to any required tax withholding obligation, the Company will withhold from the gross number of shares of Stock to be issued upon vesting a number of shares equal in value to the amount of such obligation, based on the shares’ Fair Market Value at the time such obligation is incurred or, upon timely request by the Awardee, the Company may, in its sole discretion, allow the Awardee to deliver to the Company (a) sufficient shares of Stock to satisfy any required tax withholding obligation, based on the shares’ Fair Market Value at the time such obligation is incurred or (b) sufficient cash to satisfy such obligation in lieu of such withholding by the Company.  In the event that the Company subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld by the Company or submitted by the Awardee as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Awardee shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency in cash.

14.           Company Records.  Records of the Company or its Subsidiaries or Affiliates regarding any period(s) of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

15.           Right of the Company and Subsidiaries to Terminate Employment.  Nothing contained in this Agreement shall confer upon the Awardee the right to continue in the employ of the Company or any Subsidiary or Affiliate, or interfere in any way with the rights of the Company or any Subsidiary or Affiliate to terminate the Awardee’s employment at any time.

16.           No Liability for Good Faith Determinations.  The members of the Board and the Committee shall not be liable for any act, omission, interpretation or determination taken or made in good faith with respect to this Agreement or the Restricted Stock granted hereunder and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

17.           Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

18.           Successors.  This Agreement shall be binding upon the Awardee, their legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

19.           Notices.  Any notices required by or permitted to be given to the Company under this Agreement shall be made in writing and addressed to the Secretary of the Company in care of the Company’s Legal Department, 6300 Lamar Avenue, Overland Park, Kansas 66202.  Any such notice shall be deemed to have been given when received by the Company.

20.           Headings.  The titles and headings herein are included for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

21.           Rules of Construction.  This Agreement has been executed and delivered by the Company in Kansas and shall be construed and enforced in accordance with the laws of said State, other than any choice of law rules calling for the application of laws of another jurisdiction.  Should there be any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which this Award is granted, the provisions in the Plan shall govern and prevail.

22.           Amendment.  This Agreement may be amended by the Committee; provided, however, that no amendment may decrease rights inherent in this Award prior to such amendment without the express written consent of the parties hereto.  Notwithstanding the provisions of this Section 22, this Agreement may be amended by the Committee to the extent necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any changes thereto.

23.           Effective Date.  This Agreement has been executed this          day of                       , 20      , effective as of                                   , 20      .

WADDELL & REED FINANCIAL, INC.

By:
Daniel P. Connealy, Senior Vice President and Chief Financial Officer

“Company”

“Awardee”

STOCK POWER

FOR VALUE RECEIVED,             does hereby assign and transfer unto Waddell & Reed Financial, Inc. (51-0261715)                      shares of Class A common stock of Waddell & Reed Financial, Inc., a Delaware corporation, granted on                           , 20      , as evidenced by the Restricted Stock Award Agreement of even date therewith and standing in the name of the undersigned on the books of Waddell & Reed Financial, Inc.  The undersigned does hereby appoint Computershare Trust Company, N.A. as attorney-in-fact to transfer the said stock on the books of Waddell & Reed Financial, Inc. with full power of substitution in the premises.

Dated as of this          day of                         , 20      .